Exhibit 99.2

CervoMed to Participate in the Emerging Growth Conference 67

Boston – February 5, 2024 – CervoMed Inc. (NASDAQ: CRVO), a clinical stage company focused on developing treatments for degenerative diseases of the brain, today announced that Company’s Management will provide a corporate update at the Emerging Growth Conference 67, to be held virtually from February 7-8, 2024.

Presentation Details

Format: Corporate presentation

Date: Wednesday, February 7, 2024

Time: 3:50 PM ET

Registration Link: click here

A live webcast of the presentation, along with accompanying slides, will be accessible here. A replay of the presentation will also be available through the conference portal and on the Emerging Growth YouTube Channel following the event.

About the Emerging Growth Conference

The Emerging Growth conference is an effective way for public companies to present and communicate their new products, services and other major announcements to the investment community from the convenience of their office, in a time efficient manner.

The Conference focus and coverage includes companies in a wide range of growth sectors, with strong management teams, innovative products & services, focused strategy, execution, and the overall potential for long term growth. Its audience includes potentially tens of thousands of Individual and Institutional investors, as well as Investment advisors and analysts.

All sessions will be conducted through video webcasts and will take place in the Eastern time zone.

About CervoMed

CervoMed Inc. is a clinical-stage biotechnology company focused on developing treatments for degenerative diseases of the brain. The Company is currently developing neflamapimod, an investigational orally administered small molecule brain penetrant that inhibits p38MAP kinase alpha (p38a). Neflamapimod has the potential to treat synaptic dysfunction, the reversible aspect of the underlying neurodegenerative processes that cause disease in DLB and certain other major neurological disorders. Neflamapimod is currently being evaluated in a Phase 2b study in patients with DLB.

Investor Contact:

PJ Kelleher

LifeSci Advisors

Investors@cervomed.com

617-430-7579